Exhibit 99.1

Timothy M. Walsh, Seasoned Investment Professional, Joins Ambassadors Group Board of Directors

SPOKANE, Wash., February 16, 2012 (GLOBE NEWSWIRE) -- Ambassadors Group, Inc., (Nasdaq:EPAX) the parent company of People to People Ambassador Programs, World Adventures Unlimited, and BookRags today announced the election of Timothy M. Walsh to its board of directors. Mr. Walsh currently serves as the Director of the State of New Jersey Department of the Treasury – Division of Investments. There he is the chief executive of one of the largest internally managed public pension funds, with over $73 billion in assets under management.

"With over 28 years of investment management experience, Tim brings a unique perspective to our board of directors," said Jeff Thomas, President and CEO of Ambassadors Group. "His expertise in capital allocation and proven leadership skills add further depth to our talented board. Tim is also personally committed to education and the development of culturally aware future leaders, key tenants of our corporate mission at Ambassadors Group.”

"It is an honor to join the board of such a committed, mission-based public company with significant potential to expand its reach,” said Timothy Walsh.

Prior to his current role, Mr. Walsh was the Chief Investment officer for the Indiana State Teachers Retirement Fund, an $8 billion public fund based in Indianapolis, IN. In addition to founding his own investment advisory business, Walsh Financial Services, he also served in various capacities at Vara Capital Management, Nationsbanc-CRT, Continental Bank and Bank of Montreal.

He also has served as a Board Member for National Bond and Trust, Advisory Board Member for various real estate and private equity funds, Commissioner for the Indiana Gaming Commission, and Trustee for both the Indiana Teachers Retirement Fund and City of Crown Point Indiana Board of Public Works and Safety. Mr. Walsh holds an M.B.A from the Kellogg Graduate School of Management at Northwestern University and is a graduate of Merrimack College.

About Ambassadors Group
Ambassadors Group Inc. (NASDAQ: EPAX) is a socially conscious, education company located in Spokane, Washington. Ambassadors Group, Inc. is the parent company of Ambassador Programs, Inc., World Adventures Unlimited, Inc., and BookRags, Inc., an educational research website. The Company also oversees the Washington School of World Studies, an accredited travel study and distance learning school. Additional information about Ambassadors Group, Inc. and its subsidiaries is available at www.ambassadorsgroup.com. In this press release, “Company”, “we”, “us”, and “our” refer to Ambassadors Group, Inc. and its subsidiaries.